EXHIBIT 10.1

April 29, 2022

Mr.  Alan Hixon

Chief Executive Officer

nDivision Inc.

7301 N. State Highway 161, Suite 100

Irving, Texas 75039

Dear Alan:

Harris & Dickey is pleased to present our proposal to provide an interim/fractional Chief Financial Officer (CFO) to act as a trusted advisor to you as Chief Executive Officer (CEO) and serve as a partner to the other senior management of nDivision Inc. (“nDivision”).

OUR UNDERSTANDING OF YOUR BUSINESS NEED

nDivision provides Autonomic Managed Services and End User Help Desk services to private and public entities ranging from small businesses to Fortune 500 global enterprises. The company leverages proprietary intelligent automation technologies to replace expensive human resources. Automation resolves IT issues faster and more accurately than human engineers, driving previously unattainable service levels. nDivision manages public clouds, private clouds, and networks across forty-five countries and six continents, 24-hours a day, 365 days per year. The company is seeking an experienced public company CFO to, among other things: (i) oversee and prepare all filings with the U.S. Securities and Exchange Commission (SEC), including both periodic reports as well as registration statements; (ii) be directly responsible for the preparation of accurate financial reports and the analysis of performance, variance, and cash flow, ensuring compliance with Generally Accepted Accounting Principles (GAAP) and applicable federal, state, and local requirements; and (iii) drive continuous improvement in areas such as cash management, financial analysis and reporting, and standardized business practices to enhance performance and reduce costs where possible.  You would like the consultant to start on April 29, 2022, and will be working under your direction.

OUR SOLUTION

Harris & Dickey will provide nDivision with a highly qualified CFO, John Tittle, Jr.  John is a CPA, with several specialized designations, and has over 40 years of experience in accounting, finance, and operations.  His experience includes taking a small company public and serving as a public company CFO. In his career, John has had significant work in merger and acquisitions as well as capital market transactions, both as a principal and as an advisor. He is an operationally focused financial executive that uses his knowledge to help companies achieve financial goals, meet deadlines, streamline processes, cut costs, and manage cash.  John works with heightened sense of urgency given his many years in working with companies in financial distress.  He has a strong grasp of U.S GAAP as well as a great deal of experience in preparing and analyzing financial statements and assembling and managing accurate documentation for regulatory compliance purposes.  He has excellent Excel skills and is proficient in budgeting, planning, and forecasting.  John has a collaborative work style and will work with you and your team to exceed expectations.

We are prepared to start the engagement on April 29, 2022, and will be engaged as long as NDivision requires our services.  As soon as practical after execution of this proposal letter, nDivision shall provide Harris & Dickey with evidence that nDivision has properly authorized John Tittle, Jr. as an officer of nDivision. Additionally, as soon as practicable after the execution of this proposal letter, nDivision shall cause the issuer of its directors and officers liability insurance to provide Harris & Dickey with an endorsement (i) showing Harris & Dickey as an additional insured with regard to the directors and officers liability insurance and any fiduciary liability insurance and (ii) providing that thirty (30) days’ notice will be given to Harris & Dickey prior to any cancellation of, material reduction or change in the coverage provided by or other material modification to such policy.

Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

It should be noted that the procedures to be performed will not constitute an audit, a review or a compilation of nDivision’s financial statements or any part thereof, nor an examination of management’s assertions concerning the effectiveness of nDivision’s internal control systems, or an examination of compliance with laws, regulations, or other matters.  Accordingly, our performance of the duties will not result in the expression of an opinion or any other form of assurance on nDivision’s financial statements or any part thereof, nor an opinion or any other form of assurance on nDivision’s internal control systems or its compliance with laws, regulations, or other matters.  The services rendered under this proposal will be performed pursuant to the Statement on Standards for Consulting Services as issued by the American Institute of CPAs.

MANAGEMENT’S RESPONSIBILITIES

nDivision is, and will continue to be, responsible for the duties and responsibilities it may assign to the personnel assigned by Harris & Dickey, including the review of all documentation created by Harris & Dickey personnel.  nDivision agrees that any reports issued by Harris & Dickey will not be used by, or circulated, quoted, disclosed, or distributed to, nor will reference to such reports be made to anyone who is not a member of management, a member of the Board of Directors of nDivision or nDivision’s external auditors.  For total clarity, as the periodic filings and registration statements filed with the SEC are documents prepared and submitted on behalf of nDivision, this limitation on the distribution of reports would not apply to such submissions.

OUR FEES

Our professional service fees for the services as described in the “Our Understanding of Your Business Need” section of this proposal will be billed at the following hourly rate, plus all pre-approved out-of-pocket expenses:

Consultant    $250.00

All hours worked will be billed at the hourly rate noted above (the “Hourly Charges”).  We understand you will reimburse us for all reasonable pre-approved expenses incurred by us in performing our services on this engagement.  Expenses incurred will be reflected separately on our invoices and will also be payable upon receipt.

A refundable retainer of ten thousand dollars ($10,000.00) will be required on the execution of this proposal letter. Moreover, during the ninety (90) day period ending August 1, 2022 (the “Evaluation Period”), nDivision will pay to Harris & Dickey a monthly retainer of ten thousand dollars ($10,000).  These monthly retainer payments will be paid in good and collectible funds on or before the fifteenth (15th) of each month.  Said payments shall also include any reasonable pre-approved expenses incurred by us during the prior month.  At the conclusion of the Evaluation Period, the total amount incurred by nDivision as result of the Hourly Charges will be compared to the total sum of the refundable and monthly retainers with the difference resulting in an amount due Harris & Dickey or nDivision.  This difference will be paid to Harris & Dickey or nDivision, as appropriate, on or before August 10, 2022.  Moreover, new billing arrangements will be subject to our mutual agreement upon the conclusion of the Evaluation Period.

During the term of this engagement, nDivision may request that Harris & Dickey perform additional services not encompassed by this proposal letter.  Harris & Dickey may perform such additional services upon receipt of a separate signed proposal letter with terms and conditions acceptable to nDivision and Harris & Dickey.

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Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

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This proposal letter, together with the Master Service Agreement attached hereto, constitute the entire agreement between nDivision and Harris & Dickey with respect to this engagement. The proposal and Master Service Agreement supersede all other oral and written representations, understandings or agreements relating to this engagement, and may not be amended except by the mutual written agreement of nDivision and Harris & Dickey.

Alan, we are excited about the opportunity to partner with you and nDivision look forward to working with you.

Yours truly,

/s/ Kelly Harris

Kelly Harris

Partner

Harris & Dickey

Accepted and agreed to for nDivision Inc:

By: /s/ Alan Hixon

Name:  Alan Hixon

Title: Chief Executive Officer

Date:

Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

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Master Service Agreement

This agreement (“Agreement”) is to document general terms and conditions to provide professional personnel on a project basis to nDivision Inc. (“nDivision”). The professionals provided by Harris & Dickey, LLC, a Texas limited liability company (“Harris & Dickey”) hereunder will be our employees who will work directly under nDivision’s supervision.  At all times, Harris & Dickey and its personnel shall be deemed an independent contractor of nDivision.

You should also understand that pursuant to our Agreement with nDivision, Harris & Dickey services will not constitute an engagement to provide audit or attestation services as described in the pronouncements on professional standards issued by the American Institute of CPAs (“AICPA”) and, accordingly, Harris & Dickey will not provide any assurance concerning the reliability of any assertion that is the responsibility of another party. The services provided hereunder will not result in the issuance of any written or oral communications by Harris & Dickey personnel to nDivision or any third party expressing a conclusion or any form of assurance with respect to financial data or internal controls with the exception of filings with the U.S. Securities and Exchange Commission (“SEC”).  The services rendered under this Agreement will be performed pursuant to the Statement on Standards for Consulting Services as issued by the AICPA.

Harris & Dickey and nDivision further understand that nDivision is responsible for the scope and nature of the services and the method and manner of performance of the professional personnel working pursuant to this engagement. As such, nDivision agrees to provide, at its own cost and expense, reasonable working space and materials that may be necessary in connection with the performance by Harris & Dickey personnel of the services required pursuant to this Agreement.

It is further understood and agreed between the parties that this Agreement is a services engagement.  Harris & Dickey warrants that it will perform services hereunder in good faith.  Since nDivision shall direct and supervise the services provided hereunder, Harris & Dickey makes no additional warranties, whether express, implied, statutory or otherwise, including, without limitation, warranties of merchantability, fitness for a particular purpose, quality, suitability or otherwise with respect to any services performed by its personnel in connection with this Agreement.

Harris & Dickey and its personnel shall not be liable to nDivision for any consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs).  The maximum total liability of Harris & Dickey and its personnel and any affiliate of Harris & Dickey under this Agreement for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to this engagement, shall not exceed the fees paid by nDivision to Harris & Dickey under this Agreement for the portion of Harris & Dickey services or work product hereunder giving rise to such liability.  nDivision agrees to indemnify and hold harmless Harris & Dickey and its personnel and any employee or affiliate of Harris & Dickey from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Agreement, except to the extent finally judicially determined to have resulted from the intentional misconduct of Harris & Dickey.  Harris & Dickey agrees to indemnify and hold harmless nDivision and its personnel and any employee or affiliate of nDivision from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this engagement, except to the extent finally judicially determined to have resulted from the intentional misconduct of nDivision. The provisions of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise.  The provisions of this paragraph shall survive the completion or termination of this Agreement.

Harris & Dickey and nDivision agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving services under this or any other contract between us. Harris & Dickey and nDivision will not disclose the other party’s confidential information to any third party without the other party’s written consent, unless required by a valid legal process. This provision is effective for one (1) year after the completion of the proposal disclosing the information or until the information becomes public whichever occurs first.

Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

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Fees under this Agreement are based on the billing rates of Harris & Dickey established in the proposal and incorporated into this Agreement for all purposes.  Fees will be billed in accordance with the attached proposal. Harris & Dickey reserves the right to collect interest or other penalty from nDivision for promptly submitted invoices upon which payment is not received within forty-five (45) days of the invoice date.  Specifically, Harris & Dickey shall be entitled to a late charge of the lesser of (i) 1 ½ % per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Harris & Dickey further reserves the unilateral right to withdraw all personnel provided to you and to cease performing services hereunder if any invoice is not promptly paid when due.

While the services contained in this Agreement are not normally taxed by the State, should circumstances change and any or all of the work provided becomes taxable under the applicable state law, nDivision agrees that it shall be responsible for all such taxes including, without limitation, state and local privilege, excise, sales and use taxes paid or payable by Harris & Dickey, except any tax based on Harris & Dickey’s net income.  The tax obligation shall flow to nDivision, however designated and in addition to any charges payable hereunder.

In entering into this Agreement, the parties understand that Harris & Dickey has expended significant financial and human capital in hiring and retaining the professional employees provided hereunder.  As such, nDivision, for itself and on behalf of its parent, subsidiaries and affiliates, agrees that it will not hire or contract for services, either directly or through a third party, with any individual provided hereunder prior to the later of (i) a period of one year from the date hereof, and (ii) six months after the completion of such individual’s project, without notifying Harris & Dickey.  In the event that nDivision, or any of parent, subsidiary or affiliate, does hire or contract with, either directly or through a third party, any such individual in any capacity within the period referenced above, nDivision agrees to pay Harris

& Dickey a conversion fee equal to 40% of such individual’s annualized salary or contracted fee.

This Agreement may be terminated by either party upon thirty (30) days' prior written notice to the other party; provided, however, the confidentiality, non-solicitation and conversion provisions shall survive the termination of this Agreement together with the obligation to pay any and all fees and charges payable under this Agreement.   In order to manage our professionals in a fair and efficient manner, we require at least 72 hours’ notice of any contract termination as to an individual employee of Harris & Dickey, other than for cause.  nDivision may give such notice in its sole discretion and in such event, if requested by nDivision; Harris & Dickey shall use its good faith efforts to provide a replacement within such 72 hours’ notice period.

By accepting the services of Harris & Dickey professional personnel hereunder, nDivision is deemed to have consented to the material terms set forth herein.  This Agreement shall be governed by the laws of the State of Texas (without giving effect to internal choice of law rules).  The terms of this Agreement may be modified only by a writing signed by both parties.  Oral modifications are not enforceable.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document and each counterpart shall be deemed an original, binding the parties subscribed hereto.  The parties may execute and deliver this Agreement by telephone facsimile transmission or by email and the receiving party may rely upon such counterpart as an original for all purposes.

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Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

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Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this Agreement.  We appreciate the opportunity to serve nDivision.

Yours truly,		Agreed to and Accepted:

HARRIS & DICKEY, LLC,		nDIVISION INC.

By:	/s/ Kelly Harris	By:	/s/ Alan Hixon
	Kelly Harris, Partner	Name:	Alan Hixon
		Title:	Chief Executive Officer

Date: April 29th, 2022

Harris & Dickey Founders & Partners

Kelly Harris (972) 672-7597 | Helen Dickey (817) 291-4360

www.harris-dickey.com

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